INVESTORS TITLE COMPANY ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2025 RESULTS

Contact: Elizabeth B. Lewter
February 17, 2026
Telephone: (919) 968-2200
Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:
Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the fourth quarter ended December 31, 2025. The Company reported net income of $7.5 million, or $3.97 per diluted share, compared to $8.4 million, or $4.41 per diluted share, for the prior year period.
Revenues decreased 1.6% to $69.5 million, compared to $70.6 million in the prior year period, primarily due to a decline in net premiums written, partially offset by an increase in non-title services revenue. Although activity levels increased over the prior year, reported net premiums written decreased by $2.4 million, largely due to market-driven factors that favorably impacted the prior year accrual for unreported premiums. Non-title services revenue increased $975 thousand, mostly due to higher revenues from like-kind exchanges and title agency management services.
Operating expenses increased 0.2% to $59.9 million, compared to $59.8 million in the prior year period, primarily due to higher personnel costs and other expenses, partially offset by a decline in agent commissions. Personnel expenses rose primarily as a result of increased incentive compensation and contract services costs. Other expenses increased due to professional services charges associated with agency acquisitions and several projects in the current year quarter. Agent commissions decreased commensurate with the decline in agent premium volume. Other categories of operating expenses were generally consistent with the prior-year period.
Income before income taxes decreased to $9.6 million for the current year quarter, versus $10.8 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) decreased to $9.4 million for the current year quarter, versus $10.8 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the twelve months ended December 31, 2025, net income increased $4.1 million to $35.2 million, or $18.57 per diluted share, versus $31.1 million, or $16.43 per diluted share, for the prior year period. Revenues increased 5.6% to $272.8 million, up from $258.3 million for the prior year period. Operating expenses increased 4.3% to $228.2 million, compared to $218.8 million for the prior year period. Income before income taxes increased to $44.5 million for the current year, versus $39.5 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $41.4 million for the current year period, versus $34.8 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).
The increase in revenues for the twelve months ended December 31, 2025 was primarily attributable to higher net premiums written and increased escrow and title-related fees, driven by elevated real estate activity levels, as well as growth in non-title services revenue from like-kind exchanges and management services. Revenues were also positively impacted by a gain recognized on assets contributed to a joint venture in the second quarter of 2025, and by year-to-date variations in investment earnings.
The increase in operating expenses for the twelve months ended December 31, 2025 was largely driven by agent commissions and other expenses which correspond to a higher level of transaction volume, as well as increased professional services fees. These changes were partially offset by effective management of personnel, office, and technology expenses in connection with ongoing cost-management initiatives.
Chairman J. Allen Fine commented, "We are pleased to report strong results for 2025, with the highest level of profits since 2021. Title insurance volumes increased in most of our key markets over the prior year, with a slight improvement in mortgage rates providing modest increases in refinance activity. Additionally, revenues benefitted from ongoing efforts to expand our presence and grow market share.
"Our non-title businesses also performed well. We benefitted from a higher level of like-kind exchange business, as well as the addition of recurring management services revenue streams.
"During the year, we continued to make investments to strengthen our long-term operational efficiency, while controlling total expenses by managing personnel and office expenses. Beyond their impact on 2025 results, we believe these investments will enhance profitability in years to come."
Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for future periods and the full year, the impact of order volumes on results in future quarters, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancement of competitive strengths, execution on expense management strategies, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; changes in government regulations and policy, including as a result of the Trump administration such as policies related to tariffs and taxes and their impact on the macroeconomic environment; changes in the economy; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; a shutdown of the federal government; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2025 and 2024
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Net premiums written	$55,399	$57,813	$212,642	$204,264
Escrow and other title-related fees	4,914	4,856	19,311	17,954
Non-title services	5,255	4,280	21,599	17,193
Interest and dividends	2,861	2,833	9,965	10,657
Other investment income	716	604	2,720	2,600
Net investment gains	195	43	3,177	4,683
Other	178	199	3,341	947
Total Revenues	69,518	70,628	272,755	258,298

Operating Expenses:
Commissions to agents	29,514	31,834	113,669	107,343
Provision for claims	995	1,047	4,607	4,530
Personnel expenses	18,986	17,720	72,215	72,513
Office and technology expenses	4,159	4,344	17,204	17,505
Other expenses	6,257	4,872	20,511	16,944
Total Operating Expenses	59,911	59,817	228,206	218,835

Income before Income Taxes	9,607	10,811	44,549	39,463

Provision for Income Taxes	2,090	2,449	9,369	8,390

Net Income	$7,517	$8,362	$35,180	$31,073

Basic Earnings per Common Share	$3.98	$4.44	$18.64	$16.48

Weighted Average Shares Outstanding – Basic	1,888	1,885	1,887	1,885

Diluted Earnings per Common Share	$3.97	$4.41	$18.57	$16.43

Weighted Average Shares Outstanding – Diluted	1,895	1,896	1,895	1,892

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2025 and 2024
(in thousands)
(unaudited)

	December 31, 2025	December 31, 2024
Assets

Cash and cash equivalents	$20,838	$24,654

Investments:
Fixed maturity securities, available-for-sale, at fair value	118,116	112,972
Equity securities, at fair value	41,481	39,893
Short-term investments	68,763	59,101
Other investments	23,446	20,578
Total investments	251,806	232,544

Premiums and fees receivable	17,126	16,054
Accrued interest and dividends	1,476	1,469
Prepaid expenses and other receivables	9,387	7,033
Property, net	29,397	27,935
Goodwill and other intangible assets, net	20,940	15,071
Lease assets	7,784	6,156
Other assets	2,706	2,655
Current income taxes recoverable	1,678	—
Total Assets	$363,138	$333,571

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$38,092	$37,060
Accounts payable and accrued liabilities	41,525	34,011
Lease liabilities	8,050	6,356
Current income taxes payable	—	276
Deferred income taxes, net	7,171	4,095
Total liabilities	94,838	81,798

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,888 and 1,886 shares issued and outstanding as of December 31, 2025 and 2024, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	267,209	251,418
Accumulated other comprehensive income	1,091	355
Total stockholders’ equity	268,300	251,773
Total Liabilities and Stockholders’ Equity	$363,138	$333,571

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Twelve Months Ended December 31, 2025 and 2024
(in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	%	2024	%	2025	%	2024	%
Direct	$16,177	29.2	$15,507	26.8	$61,864	29.1	$60,626	29.7

Agency	39,222	70.8	42,306	73.2	150,778	70.9	143,638	70.3

Total	$55,399	100.0	$57,813	100.0	$212,642	100.0	$204,264	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Twelve Months Ended December 31, 2025 and 2024
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP. Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Revenues
Total revenues (GAAP)	$69,518	$70,628	$272,755	$258,298
Subtract: Net investment gains	(195)	(43)	(3,177)	(4,683)
Adjusted revenues (non-GAAP)	$69,323	$70,585	$269,578	$253,615

Income before Income Taxes
Income before income taxes (GAAP)	$9,607	$10,811	$44,549	$39,463
Subtract: Net investment gains	(195)	(43)	(3,177)	(4,683)
Adjusted income before income taxes (non-GAAP)	$9,412	$10,768	$41,372	$34,780